Exhibit 4.1

THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAW.

Option to Purchase Common Stock

of

Chapeau, Inc.

Void after March 21, 2010

This Option is issued to TEFCO, LLC, a Virginia limited liability company (the “Optionee”), by Chapeau, Inc., a Utah corporation (the “Company”), as of March 21, 2008 (the “Option Issue Date”).  This Option is issued pursuant to that certain Turnkey Financing, Loan and Security Agreement dated as of March 20, 2008 (the “Agreement”).

The Company and the Optionee agree as follows:

1.	Grant of Option

Subject to the terms and conditions set forth herein, the Company grants to Optionee a nonqualified stock option (the “Option”) to purchase Five Million (5,000,000) shares of the Company’s authorized and unissued common stock, par value $0.001 per share (the “Common Stock”), from the Company, with an exercise price per share (the “Exercise Price”) equal to 90% of the average closing price per share of Common Stock on the over-the-counter bulletin board during the 30 days prior to December 14, 2007.  The number of shares of Capital Stock issuable to this Section 1 as well as the Exercise Price of such shares, shall be subject to adjustment pursuant to Section 8 below.

2.	Status of Options

The Option granted hereunder is granted to Optionee in connection with the Agreement, and it is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Term of Option

The Option shall terminate on, and shall not be exercisable after 5:00 p.m. Eastern on the two (2) year anniversary of the Option Issue Date (the “Expiration Date”); provided that in the event (each a “Disposition Event”) of (i) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (ii) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Common Stock (unless (A) the shareholders of the Company immediately prior to such transaction or series of related transactions are holders of a majority of the voting equity securities of the surviving or acquiring corporation immediately thereafter, and (B) each of such shareholders immediately prior to such transaction or series of related transactions holds the same pro rata share of such majority of the voting equity securities of the surviving or acquiring corporation as each hold of the Company immediately prior to such transaction or series of related transactions), this Option shall, on the date of a Disposition Event, no longer be exercisable and become null and void. The Company shall notify the Optionee at least 60 days prior to the consummation of any Disposition Event and, in all circumstances, the Optionee shall have at least 40 days after the Option Issue Date to exercise this Option.

4.         Exercise

4.1           Exercisability.  The Option shall be immediately exercisable with respect to the entire number of shares of Common Stock subject to the Option.

4.2           Notice of Exercise.  The Optionee shall exercise the Option by delivering to the Company, either in person or by certified or registered mail, written notice of election to exercise, in the form attached hereto as Schedule A, payment in full of the Exercise Price as provided in Section 4.3 below and payment of the sums required by, or other compliance with, the provisions of Section 4.4 below.  The Company shall notify Optionee of the expiration date of the Option thirty (30) days prior to their expiration.  Failure to do so shall extend the Option thirty (30) days from the date of receipt by the Optionee of such expiration notice.

4.3           Payment of Exercise Price.  The Exercise Price for any shares of Common Stock with respect to which Optionee exercises this Option shall be paid in full at the time Optionee delivers the written notice of exercise to the Company.  The Exercise Price shall be paid (i) in cash, (ii) by check or (ii) via the following net exercise provision.  In lieu of exercising this Option by paying the Exercise Price in cash, the Optionee may elect to receive shares equal to the value of this Option (or the portion thereof being exercised) by surrender of this Option at the principal office of the Company together with the Notice of Cashless Exercise annexed hereto as Schedule B duly completed and executed, in which event the Company shall issue to Optionee the number of shares of Common Stock computed using the following formula:

X= (Y)(A-B)

A

Where       X =     The number of shares of Common Stock to be issued to Optionee.

Y =           The number of shares of Common Stock purchasable under this Option.

A =           The fair market value of one share of Common Stock.

B =           The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section, the fair market value of one share of Common Stock shall be equal to the volume weighted average closing price per share of Common Stock on the over-the-counter bulletin board (or such other securities exchange or Nasdaq market on which the Company’s securities are trading) over the 30 days prior to exercise, or, if the Company’s Common Stock is not trading on the over-the-counter bulletin board (or such other securities exchange or Nasdaq market) the fair market value shall be determined by the Board of Directors in good faith.

4.4           Withholding.  Upon exercise of the Option, or any portion thereof, Optionee shall pay to the Company, or make arrangements satisfactory to the Board for payment to the Company of, all federal, state and local taxes, if any, required to be withheld by the Company in connection with the exercise of the Option or the relevant portion thereof.

5.	Issuance of Shares

Promptly after the Company’s receipt of the written notice of exercise provided for in Section 4.2 above, Optionee’s payment in full of the Exercise Price, and Optionee’s compliance with the provisions of Section 4.4 above, the Company shall deliver, or cause to be delivered to Optionee, separate certificates for the whole number of shares of Common Stock with respect to which each portion of the Option is being exercised by Optionee.  Such shares shall be registered in the name of Optionee.  If any law or regulation of the United States Securities and Exchange Commission or of any other federal or state governmental body having jurisdiction shall require the Company or Optionee to take any action prior to the issuance to Optionee of the shares of Common Stock specified in the written notice of election to exercise, or if any listing agreement between the Company and any national securities exchange requires such shares to be listed prior to issuance, the date for the delivery of such shares shall be deferred until the completion of such action and/or such listing.

6.          Fractional Shares

In no event shall the Company be required to issue fractional shares of Common Stock upon the exercise of any part of the Option, and any exercise that would otherwise result in such an issuance shall be rounded up to the nearest whole number of shares.

7.          Rights as a Shareholder

Prior to exercise of this Option, the Optionee shall not be entitled to any rights of a shareholder with respect to this Option, including without limitation the right to vote, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Optionee shall not be entitled to any notice or other communication concerning the business or affairs of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 8 below.  However, nothing in this Section 7 shall limit the right of the Optionee to be provided the notices required under this Option.

8.          Adjustment of Exercise Price and Number of Shares

8.1           Subdivisions, Combinations and Other Issuances. If the Company shall subdivide the Common Stock, by split-up or otherwise, combine the Common Stock or issue additional shares of Common Stock in the form of a stock split, as a dividend or other distribution with respect to any of its securities, the number of shares of Common Stock issuable on the exercise of this Option shall be proportionately increased in the case of a subdivision, stock split, dividend or distribution and shall be proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of shares purchasable under this Option (as adjusted) shall remain the same. Any adjustment under this Section 8.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of a stock split, dividend or other distribution, or in the event that no record date is fixed, upon the making of such dividend or distribution.

8.2           Reclassification, Reorganization and Consolidation. In the event of any reclassification, capital reorganization or change in the Common Stock, other than as a result of an event provided for in Section 8.1 above, or a merger or consolidation of the Company with or into another corporation, then as a part of such reorganization, merger or consolidation and as a condition of such transaction, the Optionee shall have the right at any time prior to the expiration of this Option to purchase, at a total price equal to that payable upon the exercise of this Option, the kind and amount of shares of stock and other securities and property receivable in connection with the applicable transaction by a holder of the same number of shares of Common Stock as were purchasable by the Optionee immediately prior to the transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of the Optionee so that this provision shall thereafter be applicable with respect to any securities deliverable upon exercise of this Option, and appropriate adjustments shall be made to the Exercise Price; provided that the aggregate purchase price for the shares of Common Stock available hereunder shall remain the same.

8.3           Anti-Dilution. In addition to the adjustments called for above, the number of shares of Common Stock issuable on exercise of this Option shall subject to adjustment pursuant to the terms of the Registration Rights Agreement, as defined below.

8.4           Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities receivable upon exercise of this Option, or in the Exercise Price, the Company shall promptly notify the Optionee thereof and of the number of shares or other securities thereafter receivable upon exercise of this Option and the adjusted Exercise Price per share.

8.5           No Impairment.  The Company and the Optionee will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Optionee, respectively, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company and the Optionee against impairment.

9.         Transfer of Option

Optionee may sell, assign or otherwise transfer all or any part of the Option so long as such transaction is otherwise in compliance with all federal and state securities laws, rules and regulations and the Company receives an opinion of counsel reasonably satisfactory to the Company that such sale, assignment or transfer is exempt from any registration requirements or permit requirements under such laws.

10.       Reservation for Issuance

The Company covenants that it will at all times keep available such number of authorized shares of Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of this Option for the full number of shares specified herein. The Company covenants that the shares of Common Stock, when issued pursuant to the exercise of this Option and in exchange for the Exercise Price, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, charges and encumbrances of any kind.

11.       Investment Representations

The Optionee hereby represents and warrants that:

11.1          This Option and the shares of Common Stock to be received upon exercise of this Option (collectively, the “Securities”) are being acquired for investment for the Optionee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Optionee has no present intention of selling, granting any participation in, or otherwise distributing the Securities, in whole or in part.  The Optionee does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

11.2          The Optionee is able to fend for itself, can bear the economic risk of its investment, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities.

11.3          The Optionee is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

11.4          At no time was the Optionee presented directly with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the grant of this Option.

11.5          The Optionee has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Optionee further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the grant of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Optionee or to which the Optionee had access.

11.6          The Optionee understands that the Securities that it is purchasing or otherwise taking delivery of are or will be characterized as “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”), inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable federal and state statutes and regulations such securities may be resold without registration only in certain limited circumstances.  The Optionee represents that it is familiar with Rule 144, as presently in effect, and which permits limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the stock, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of stock being sold during any three-month period not exceeding specified limitations.  The Optionee understands and hereby acknowledges that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Optionee wishes to sell the Securities, and that, in such event, the Optionee may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.

12.       Registration Rights

The shares of Common Stock are subject to registration under the 1933 Act pursuant to that certain Registration Rights Agreement dated as of an even date herewith by and between the Company and Optionee (the “Registration Rights Agreement”).

13.       General Provisions

13.1         Entire Agreement.  This Agreement and the Registration Rights Agreement contain the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof.  There are no representations, agreements, arrangements or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth herein this Agreement.

13.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.3         Notices.  Any notice given pursuant to this Agreement may be served personally on the party to be notified or may be mailed, with postage thereon fully prepaid, by certified or registered mail, with return receipt requested, addressed as set forth by the party’s signature on this Agreement or at such other address as such party may designate in writing from time to time.  Any notice given as provided in the preceding sentence shall be deemed delivered when given if personally served or if mailed, ten (10) business days after mailing.

13.4         Further Acts.  Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

13.5         Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any of the other terms, provisions, covenants or conditions of this Agreement, each of which shall be binding and enforceable.

IN WITNESS WHEREOF, the parties have entered into this Option as of the date first above written.

“COMPANY”

CHAPEAU, INC.

/s/ Guy A. Archbold
By: Guy A. Archbold
Its: Chief Executive Officer

“OPTIONEE”

TEFCO, LLC

/s/ Mark Mason
By: Mark Mason
Its:  Manager

SCHEDULE A

NOTICE OF EXERCISE

To:  Chapeau, Inc.

The undersigned hereby elects to purchase _________ shares of Common Stock pursuant to the terms of the attached Option, and payment of the Exercise Price per share required under the Option accompanies this notice.

The undersigned hereby affirms each and every one of the representations and warranties contained in Section 11 of the Option as of the date of this Notice of Exercise.

OPTIONEE:

_________________________________________
By:
Date:

Name in which shares should be registered:

_________________________________________

SCHEDULE B

NOTICE OF CASHLESS EXERCISE

To:

(1)        The undersigned hereby elects to acquire in a cashless exercise ______________ shares of Common Stock pursuant to the terms of Section 4.3 of the attached Option.

(2)        Please issue a certificate or certificates representing said shares of stock in the name of the undersigned or in such other name as is specified below:

_________________________________

By: ______________________________

Name: ________________________________